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Operator
Welcome to the Nuance Communications fourth quarter earnings results conference call. [OPERATOR INSTRUCTIONS] Well, with that being said let’s get right to today’s agenda. With us today ladies and gentlemen we have Mr. Jamie Arnold, Chief Financial Officer. And of course, here with our opening remarks is Nuance Communications’ Chairman and Chief Executive Officer, Mr. Paul Ricci. Please go ahead, sir.

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
Thank you. Good afternoon everyone and thank you for joining us today. Before we begin I need to remind everyone that the matters we are discussing this afternoon include predictions, estimates, expectations and other forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially. You should refer to our recent SEC filings for a detailed list of risk factors. From our press release this afternoon you will see we recorded another strong quarter of revenues and earnings growth. As we executed solidly and performed consistently across our major product lines.
We reported GAAP revenue of 61.9 million, a figure which includes revenue from the former Nuance, during the last two weeks of the quarter. To help with the comparison to the previous year, by excluding revenues from the former Nuance, we reported non-GAAP revenue of 59.8 million, 42% higher than in the September quarter of 2004. Revenue was strong across all of our speech markets; network, embedded and dictation, and within imaging. Due in large part to the successful launch of ScanSoft OmniPage midway during the quarter. Including revenues from the former Nuance, speech revenue totaled 43 million. Excluding those revenues, speech revenue was 40.9 million.
In addition to excluding revenue from the Nuance transaction, if we exclude revenues from other acquisitions in 2005, Phonetics, ART, Rhetorical and MedRemote, organic speech revenues were approximately 35% higher than last year. Imaging revenues in the quarter totaled 18.9 million and grew organically approximately 39% in the quarter year over year. Combining speech and imaging and excluding revenues from all intra-fiscal year 2005 acquisitions, total revenue grew organically 36% in the quarter year over year.

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Our network speech revenues this quarter again were particularly strong and owed to the growing demand for the deployment of large scale applications that comprise a full complement of our technologies and professional services. We also continued to experience the benefits from earlier period investments in our solutions portfolio, sales and service capabilities, and channel network. In the quarter, we signed a number of new contracts and extensions with high profile organizations such as Empire, Blue Cross/Blue Shield, Social Security Administration, Sovereign Bank and Wal-Mart.
In addition, telecommunications continues to present a growing market for our solutions as the quarter brought new agreements with leaders in this field such as Cox Communications, T-Mobile and Verizon Wireless. Excluding revenues from the former Nuance, network speech revenues in the quarter grew approximately 30% year over year. Excluding all acquisitions, network revenue in the quarter grew organically about 25% year over year.
Entering the new fiscal year we strengthened our capabilities within network speech, as you know, through the acquisition of the former Nuance. Adding a collection of talented employees, premiere customer accounts and a host of technologies to our already strong portfolio. Combined, we believe that our core assets, global capabilities and leading market share continue to set us apart from others. We closed the transaction a little more than two months ago. Yet we’ve made substantial progress in integrating the organizations. Our engineering, services, sales and marketing organizations have already been combined with teams now in place and working as integrated units. We intentionally delayed the integration of certain G&A functions, especially in finance, to maintain resources as we completed the final stages of the Sarbanes-Oxley compliance testing and assessment.
Moving to embedded speech. Our revenues from these products reached their highest level increasing approximately 55% year over year. Note, that this growth benefited from revenues associated with the ART acquisition that closed earlier this year. We continue to see strong demand for our solutions. And are pleased with our performance in competitive bids in two key markets, handsets and automotive. In particular, we believe handsets presents significant opportunities for growth. And in the quarter secured agreements with Nokia, Kyocera, Samsung and Tegic, a subsidiary of AOL.
Our dictation solutions again posted strong results as we continue to see excellent demand from businesses, healthcare organizations and even consumers. As this ability and awareness for the solutions remains high. After, including modest revenues for MedRemote, acquired earlier this year, dictation revenues grew approximately 70% over the September quarter, 2004, and approximately 48% for the full year. We remain optimistic and enthusiastic about prospects for our dictation solutions, especially within healthcare, as we invest in expanding awareness for or solutions and deepening our sales and technical resources to take advantage of this nascent opportunity.
As noted previously, imaging revenues in the quarter were 18.9 million, above our plan and up 39% from the September quarter in 2004. This performance owes largely to the successful launch of ScanSoft OmniPage 15. The market’s premiere OCR. and document conversion application, which produced results above our expectations and our reseller and ecommerce efforts. Overall, our imaging revenues reflected 8% growth for the full year.
Elsewhere in operations our expenses ran about $1 million higher than anticipated in the quarter. Although, our research and development expenses were lower than expected, that benefit was offset by higher than anticipated sales and marketing expenses associated with year end commissions and incentives. And costs associated with the corporate name change from ScanSoft to Nuance. In addition, we incurred additional third party expenses exceeding $1 million in conjunction with our Sarbanes-Oxley Section 404 compliance.
With respect to this important effort I want to note, while we are still finalizing our assessment and awaiting our auditors’ independent assessment, we are pleased at this point with the progress our entire organization has made. And now before I return to speak about our expectations for Q1 and fiscal 2006 I want to turn the call over to Jamie.

Jamie Arnold - Nuance Communications, Inc. - SVP, CFO
Thank you Paul. Good afternoon, everyone. Before I discuss the financial results for the quarter I want to remind everyone one last time that we changed our fiscal year end to September 30 from December 31. All quarterly comparisons correspond to the same calendar quarter. In this case the fourth fiscal quarter of 2005 is compared with the third calendar quarter of 2004.
In addition, yearly comparisons are for the 12 months ended September 30, 2004 and 2005. To reiterate Paul’s introductory comments. Revenue on a GAAP basis for the quarter ended September 30, 2005, was 61.9 million, up 47% from 42 million for the same period a year ago. The 2005

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figure includes revenue from the former Nuance during the last two weeks of the quarter. Excluding this revenue, which totaled 2.1 million, non-GAAP revenue was 59.8 million, up 42% from last year.
To facilitate comparison with prior periods the following revenue figures exclude revenues recognized by the former Nuance for the brief period from September 16 subsequent to the acquisition. Total license revenue was 44.7 million, up 14.8 million from 29.9 million a year ago. Services revenue was 15.1 million, up 3 million from 12.1 million for the same period last year. Speech revenue was 40.9 million and imaging revenue was 18.9 million. International revenue accounted for approximately 30% of total revenue in Q4 2005, compared with 31% in the same period a year ago.
On a GAAP basis Nuance recognized a net loss of 7.7 million or $0.06 per share in the quarter, compared with a net loss of 6.2 million or 6% per share for the comparable period in 2004. In addition to using GAAP results in evaluating our business, we believe it is useful to measure performance using a non-GAAP measure of net income or loss, which excludes revenues and expenses associated with our acquisition of the former Nuance after September 15. Nuance related restructuring and other charges and its applicable non-cash taxes interest stock based compensation, amortization of intangible assets and restructuring and other charges. Please see the GAAP to non-GAAP reconciliation in the press release on our Website. Using this non-GAAP measure, net income was 7.4 million or $0.06 per diluted share in the quarter, compared with a net loss of 300,000 or break even per share a year ago.
Turning to operating expenses, to facilitate comparison with prior periods we will exclude the expenses incurred by the former Nuance for the brief period from September 16 through September 30. Cost of revenue in the quarter was approximately 25% of revenue for a gross margin of 75%, an improvement from 72% one year ago. Please note that these gross margins exclude acquisition related amortization.
Looking at gross margin for services. They were 37% in the quarter as compared to 34% in the same period of last year. Service margins improved sequentially and year over year from improved utilization and other productivity measures. To complete the picture, product gross margins were 88% in this quarter as compared to the same figure in the comparable quarter of 2004. Again, please note that these gross margin numbers exclude acquisition related amortization.
R&D was approximately 9.4 million or 16% of revenue versus 8.3 million or 20% of revenue a year ago. The increase in revenues year over year more than offset the increased R&D expenses primarily from the acquisition of ART and Phonetic. SG&A spending was 28.2 million or 47% of revenue as compared to 23.6 million or 56% of revenue a year ago. Expenses increased by approximately 4.6 million year over year owing to additional expenses associated with new sales personnel, marketing programs in conjunction with the corporate name change and expenses related to compliance with Sarbanes-Oxley.
Turning to the balance sheet. The Company generated cash from operations this quarter of approximately $8 million. Days sales outstanding, net of deferred revenues, were 66 days versus 55 days a year ago. Owing to the fact that services are now a larger percentage of revenue and we did not execute well in that area. Depreciation was approximately 1.7 million. And capital expenditures were approximately $800,000. We exited the quarter with cash and marketable securities from 95.8 million, as compared to 26.3 million at the end of last quarter. Owing to the cash associated with closing the Nuance acquisition. And now, I will turn the call back over to Paul.

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
Thanks, Jamie. Before discussing our expectations for future periods I want to comment briefly on the year that just ended. One which we believe stands out as the most successful in our history. While not without challenges, the accomplishments of the organization included; closing five acquisitions, delivering more than 25% organic growth, rebranding the Company, extending our market leadership in most segments and shipping new versions of the majority of our products. During a time when our employees could easily have been distracted by integration processes, our team delivered beyond what was expected of them.
And now as we enter 2006 their collective efforts and dedication position the Company for the year ahead. Turning to 2006. Within speech we expect to see continuing growth in each of our major markets; network, embedded and dictation. In the network and enterprise market we expect increased demand within the major service industries including telecommunications, financial services, travel and utilities. Today most large corporations within these industries are investigating some level of speech automation in their customer service and call center operations.
We see evidence that the visibility and success of our large enterprise implementations fuel growing demands among perspective enterprise customers. Attendance at our annual user conference call conversations in October was up almost 50% over the previous years. We also believe that our growing experience and reputation in this segment creates, in many instances, a clear brand preference for our technology and solutions

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over those of our competitors. We continue to hear from customers that our services capabilities further distinguish us from others. Indeed, we anticipate that services revenues will grow somewhat faster than licensing this year. Because of the sustained interest among our largest customers for these services.
In addition I would note for investors, that in the network business we expect to see significant operating margin improvement. Owing largely to the addition of the Nuance revenue and achievement of the synergy targets we’ve discussed previously. The embedded speech market will benefit from further growth in both automotive and handset applications as we see an intense interest from manufacturers for speech technologies. We expect embedded solutions to remain among our fastest growing businesses. And to afford our investors the opportunity to participate in the considerable global appetite for wireless and mobile devices and services. We continue to invest in research and development of new solutions, such as mobile dictation and enhanced services, to satisfy this appetite for innovation and address the rapid change in this market.
In the automotive market, as we see interest from manufacturers and advanced features such as navigation and enhanced telematics utilizing speech. In the mobile handset space, we see increased demand for mobile device manufacturers, who view speech as a way to differentiate their devices from wireless carriers who believe that adding speech-enabled access to data services like email, SMS and Web producing will significantly increase the use and revenue from these services.
And in dictation, while we cannot expect that the business will grow again at its pace of almost 50% from last year, we do foresee strong growth again this year. Well beyond what we had anticipated from this business only a couple of years ago. We intend especially, to sustain our investments in the healthcare segment. Where speech is significantly improving speed and costs in the $10 billion medical transcription market. Specifically, we expect to benefit from our healthcare sales organization, expanded reseller and system integrator channels and the further improvements in the Dragon application and workflow platform planned for this year.
Imaging continues to be a stable, modestly growing business for us demonstrating growth of approximately 8% in 2005. In the year ahead we expect to benefit from continued interest within large organizations and our OEM partners for PDF and digital paper solutions. As a result, we expect the imaging business to contribute growth of 5% to 8% in fiscal 2006.
For the full year 2006, we anticipate gross margins to remain approximately flat with last year. Improved utilization in our consulting services will be offset somewhat by our revenue and services mix. We anticipate services points of operating improvement in SG&A as we benefit from efficiencies in our sales organization, economies in our G&A infrastructure and reductions in our SOX related expenses. We also expect margin improvements in R&D as revenues grow more quickly than R&D expenses.
In summary then, based upon the Company’s performance in 2005 we remain confident in and are reaffirming our previous guidance for 2006 of revenues in the range of 315 to 325 million, and non-GAAP EPS between $0.29 and $0.31. As we noted in our preliminary announcement, at this time we cannot eliminate — we cannot estimate the impact of the equity based compensation expense on GAAP earnings per share for 2006 due to the ongoing implementation of FAS 123 R. As such, a comparable GAAP measure and reconciliation of GAAP to non-GAAP earnings guidance is not yet available. Excluding the impact of the equity based compensation expense, GAAP earnings per share are estimated to be between $0.14 and $0.16.
We’ve been consulting with a firm that specializing in reviewing and evaluating the models associated with the stock option expense under FAS 123 R. And we expect to detail our course of action with our Q1 financial report. Shareholders and analysts have expressed interest in the relative profitability of our product lines particularly between our speech and imaging markets. In response to these inquiries we want to provide some general indications.
But first I remind investors that we do not perform segment reporting and that we do not have GAAP financial results available by product line. So, our indications must be taken only as approximate and directional and should be viewed with appropriate caution. For the full year 2005, excluding the items we normally exclude in our non-GAAP pro forma financials, including amortization of intangibles, noncash interest, tax, stock based compensation restructuring and other charges; both our speech and imaging product lines were profitable at the income from operation line.
Within speech, the profitability of our embedded and dictation lines for the full year more than offset the lack of profitability of our network business. For the full year of 2006, we expect that speech and imaging will both again be profitable. Also this year, we anticipate that the network, embedded and dictation lines will all be separately profitable. The combination of ScanSoft network business with the former Nuance should contribute about 15 points of operating margin improvement to that business. Notably this year, our plans indicate that our total speech profits will exceed our imaging profits for the first time.

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Turning to the current quarter and consistent with our preliminary announcement, I want to remind investors that experience suggests that following an acquisition we lose material revenues to purchase accounting and other factors. Including the time it takes to communicate plans and provide assurances to major customers and to fully revitalize the pipeline. From our past experiences we expect this process to be completed within the second quarter. With these factors in mind, we anticipate revenues in the first quarter 2006, to be between 73 million and 77 million.
Turning to earnings. As with the fiscal year, here again we cannot now estimate the impact of equity based compensation expense on GAAP earnings per share for the first quarter, due to ongoing implementation of FAS 123 R. Excluding those expenses, we expect GAAP EPS in the quarter between a $0.02 loss and break even. Excluding various charges, including about $4 million in Nuance related severance, legal and other costs, we expect non-GAAP earnings of $0.04 to $0.06 in the quarter.
In closing, let me emphasize how pleased we are with the Company’s performance ending fiscal 2005 with records across the business and increased momentum. I want to acknowledge the hard work and dedication of our 1,200 employees who delivered more than we asked of them amidst a great deal of change. We begin 2006 having identified key markets for growth, recognizing areas for improvement and confident that we have assembled the resources to execute on our agenda. This concludes our formal remarks and we now will take your questions.
Q U E S T I O N   A N D   A N S W E R

Operator
[OPERATOR INSTRUCTIONS] Representing Craig-Hallum, our first question, we go to the line of Jeff Van Rhee, please go ahead.

Jeff Van Rhee - Craig-Hallum Capital - Analyst
Real nice quarter across the board. Just a couple of minor questions. First of all, on the embedded side it certainly sounds like a lot of enthusiasm around the opportunity in handsets. You’ve got a little more experience in the automotive market. And now it seems you are getting some traction in the handset market. Talk to us about when that really starts to become material revenue there.

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
The handset market has already become material revenue for the business. We were somewhat ahead of our plan for handset revenues for the partial year we owned ART. We didn’t break it out separately because we just felt it was more competitive information than we wanted to disclose right now. But the growth of the handset segment within embedded will actually be the faster of the two this year.

Jeff Van Rhee - Craig-Hallum Capital - Analyst
Okay. Jamie, on the DSO front can you give us a little more color there? DSO’s are up. You talked to us about either aging or linearity in the quarter. Other reasons why maybe DSO’s X Nuance were up? And any thoughts are expectations for next quarter?

Jamie Arnold - Nuance Communications, Inc. - SVP, CFO
The DSO was up. We had a very ambitious agenda for this quarter with the integration of Nuance and working on Sarbanes-Oxley. We probably — I can’t say probably. We didn’t pay as much attention to the DSO as we should have. The linearity was similar to other quarters, which is we are back end loaded on the license side given we have a lot of royalty reports. And as I mentioned, services are an important part of our revenue stream. And I think you probably recognize that services take a little longer to collect oftentimes than licenses. So, they all combined. We are paying attention and taking — making some correcting actions this quarter. You should see some slight improvement in this quarter. And we expect to get it back over the next couple of quarters back to where it was, which is in the low to mid 70 days.

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO

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I think one thing, that Jamie and his team has emphasized to me that’s worth noting is that; because our services business is growing, fortunately somewhat faster, and because the percent of completion accounting does result in longer receivable periods. That there is a natural upward pressure on DSO’s from that. And Jamie’s team is doing things to counteract that in other areas. That does create some natural pressure.

Jeff Van Rhee - Craig-Hallum Capital - Analyst
Okay. Given we just ended the fiscal year, you just touched on it Jamie, on Sarbanes-Oxley, and your progress there?

Jamie Arnold - Nuance Communications, Inc. - SVP, CFO
I think Paul said it very well. We are in the final stages of our assessment. And we are waiting to close out the process with our independent accountants, which we will do over the next week before we file the 10(K). I’m very proud and pleased of the performance of the team and in fact of the entire organization.

Jeff Van Rhee - Craig-Hallum Capital - Analyst
Okay. Last question and I will let somebody else jump on. Can you talk at a very high level in terms of the competitive situation? Certainly with the acquisition now of Nuance and the renaming as Nuance you’ve got scale in terms of dollars and in terms of intellectual property. But you’ve got some big competitors, particularly on the network side and in some cases on the embedded side. Can you just talk to, not who they are necessarily, but maybe just changes or what has changed this quarter?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
I don’t believe there have been any dramatic changes in the competitive front. We do have serious competitors and we take them seriously. And we continue to believe that we differentiate ourselves by having superior technology. Having a stronger services organization that can deliver complete solutions comprising the technology and the applications and the services. And that our enterprise sales organization is more knowledgeable about enterprise solutions. And that that’s an important differentiator for us. I think in the embedded business the situation is similar. We think that the culmination of our broad technology range is particularly as the embedded market moves towards more complex solutions such as a dictation, give us an advantage. And our focus on that is also an important advantage for us. But there have been no dramatic shifts in the competitive front.

Jeff Van Rhee - Craig-Hallum Capital - Analyst
Great. Thanks.

Operator
Next in queue we go to the line of Mike Latimore with Raymond James.

Michael Latimore - Raymond James & Associates - Analyst
Good afternoon. Great year there. Just in the December quarter here, can you give any kind of range as what you think the acquired property will contribute to revenue?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
I can’t. It just would be folly for me to.

Michael Latimore - Raymond James & Associates - Analyst

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Got it. And then in terms of the cost synergies you are working on, when do you think they will sort of fully be in place and completed?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
Effectively all of the cost synergies will be achieved by the end of this quarter. There are a few people that in some - - that are on six month contracts that, but very, very few. Effectively at the end of this quarter, at the end of this year.

Michael Latimore - Raymond James & Associates - Analyst
Wasn’t your goal originally end of March quarter, so you are ahead of schedule?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
So, our general rule of thumb is that we want most costs out within the first 100 days. Because they start to become institutionalized after that. And that’s sort of January but, so we might be a little bit ahead of schedule.

Michael Latimore - Raymond James & Associates - Analyst
Got it. Okay. And on the digital imaging side, the new product launch in the September quarter, given that was kind of midway through the September quarter, would you expect imaging to continue to grow sequentially either from that or just from national seasonality?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
We will get some benefit of the imaging launch. We will get some benefit of the product launch in this quarter, particularly in some international markets. And also just the pull through of the product in the periods just after a launch tend to be somewhat higher. But I think the right way to think about the imaging business is as I described it, it grew at 8% last year. We think of that as a good balance between the money we are investing for growth and the considerable pressure we put on the business for ever increasing operating margins. And I think that if we achieved 8% again this year that’s a good outcome for us.

Michael Latimore - Raymond James & Associates - Analyst
All right. Thanks a lot.

Operator
Next we will go to the line of Richard Davis representing Needham and Company. Please go ahead.

John Maietta - Needham & Co. - Analyst
Thank you. It’s actually John Maietta for Richard. So you guys had good product growth cross both the speech business and imaging business. And just wanted to get a sense Paul if you could qualitatively provide us with some color in terms of the strength you’ve seen in different geographies this quarter?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
Well, North America was very strong across the board. I think in every business this quarter. In fact, I believe North America outperformed in every segment. International was a little more mixed, not quite as robustly strong. But we had no areas that were significant disappointments.

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John Maietta - Needham & Co. - Analyst
Okay. Great. Thank you.

Operator
Keith Gay is our next participant in queue from Thomas Weisel Partners. Please go ahead.

Keith Gay - Thomas Weisel Partners - Analyst
Good afternoon. In the network speech area you mentioned drivers, customer service and call center. Is one generating a greater proportion of revenue relative to the other? I would think maybe call centers. And on a customer service side are you getting traction with partnerships there? I think you’ve been doing some work with right now technologies.

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
To your first question, your assumption is correct. And the - - that call center automation is by far the biggest, the biggest area within the network speech. And there is some activity underway with a number of partners. But I probably - - I don’t know what the state of disclosure on those are so I probably can’t speak to them.

Keith Gay - Thomas Weisel Partners - Analyst
And then, let’s see, just housekeeping item, just on your FY ‘06 guidance, what are your current thoughts now in terms of share count and tax rate?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
Tax rate we’ve, I think it continued to use 15%. Share count for the year is 178 fully diluted.

Jamie Arnold - Nuance Communications, Inc. - SVP, CFO
Yes.

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
178 fully diluted.

Keith Gay - Thomas Weisel Partners - Analyst
Shifting to the dictation business, which is doing really well. How much of that or can you give us a sense of what percentage of revenues there are now coming from volume licenses? Is that the primary catalyst here on the dictation side?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
I don’t have the number for you, Keith. But I will tell you anecdotally a dramatic change in that business has been the acceleration of OEM licenses. We were talking - - I was talking with the team that manages that business a couple of weeks ago. And we were recounting that a couple of years ago if we saw $25,000 licenses or $50,000 licenses we were ecstatic. And now in a quarter we have a number of licenses over 100,000 and we on occasion get license deals well into six figures. So it is clear that volume licensing is increasing there.

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Keith Gay - Thomas Weisel Partners - Analyst
And is the target customer there primarily hospitals — hospital management organizations or is it down to the individual small medical center or what’s the primary market that’s the driver there?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
Our direct focus is on the larger institutions. We serve the smaller healthcare institutions through a variety of channels of ours and resellers and try and fuel that with advertising. But clearly with the volume licensing it’s on the larger institutions.

Keith Gay - Thomas Weisel Partners - Analyst
And then finally, so the cost synergies will be essentially complete in the December quarter. Does that mean — when will it be the final quarter where you will have material restructuring charges?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
I think this is the final quarter.

Keith Gay - Thomas Weisel Partners - Analyst
Thank you.

Operator
[OPERATOR INSTRUCTIONS] And next in queue, let’s go to the line of Steve Frankel with Adam Harkness and Hill.

Steve Frankel - Adams Harkness, Inc. - Analyst
Paul I wonder if you might give us an update on automated directory assistance market? How many wins do you have? How many RFP’s are out there? And what do you think your market share is in this important market?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
With the acquisition of Nuance I believe that a very large proportion of all automated directory calls in the United States today, in North America today, are using either former ScanSoft or Nuance technology. I would suspect that that number, that percentage is very high, probably a higher percentage even than in our call center share. There are some RFP’s out. We are likely to be a participant in those RFP’s in one form or another. In some cases we are directly involved in bidding on them. And our software is being licensed by others who are also bidding on them directly.
To your broader question about directory assistance. There is — it’s clear that the interest level in the communication — telecommunications market for increased productivity, for enhanced services on top of directory assistance, for building — for extending their brand to their directory assistance and their persona to the directory assistance; all of these things are at play. And it’s creating considerable amount of energy for movement in that area. So, I think that we will see over the next couple of years that part of the business grow relatively more rapidly. It’s still a fairly small part of the business today but I do think we are going to see more rapid growth based on the activity underway there right now.

Steve Frankel - Adams Harkness, Inc. - Analyst
Thank you.

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Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
And I should mention that — - I focused on North America. But we also — - we’ve had a couple of very big wins in Europe over the last 18 months. And one of our most complex and largest implementations took place in Europe this year. I don’t think it’s been disclosed so I don’t think I can talk about it. I don’t think it’s been announced yet. But it’s been a very ambitious undertaking and it involved the ability to recognize and to deal with three languages simultaneously.

Steve Frankel - Adams Harkness, Inc. - Analyst
Thank you very much.

Operator
Mr. Frankel we still have your line open. Did you have any follow up questions?

Steve Frankel - Adams Harkness, Inc. - Analyst
No, I’m all set.

Operator
Next, we go the line of Sean Boyd representing West Cliff Capital Management.

Sean Boyd - West Cliff Capital Management - Analyst
Good afternoon. Just to recap here —

Operator
Pardon me, Mr. Boyd, we can hardly hear you. Please pick up your handset, sir.

Sean Boyd - West Cliff Capital Management - Analyst
Can you hear me now?

Operator
Yes, we hear you.

Sean Boyd - West Cliff Capital Management - Analyst
Just to recap the first part of the call you went through the numbers a little bit quick. Just on the organic growth within speech, can you give us those numbers one more time by the three divisions?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
I can if you will just hold on a moment while I get the right page. So, let’s see, the total speech revenues were 43 million. If we exclude the revenues from the September 15, September 30, from the former Nuance, speech revenues were 40.9 million. But if we then further exclude all

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revenues from companies, speech companies we acquired during the fiscal year 2005, and those include Phonetics, ART, Rhetorical and MedRemote; organic speech revenues were approximately 35% higher than last year, same quarter.

Sean Boyd - West Cliff Capital Management - Analyst
And so within speech, what was just network and embedded?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
I didn’t — network, the network number is I believe the, excluding Nuance the network growth was 35%. Excluding all acquisitions it was 25%. Embedded growth in the quarter year over year was about 57%. And I didn’t give organic because I didn’t want to give more detail about the product lines in that business.

Sean Boyd - West Cliff Capital Management - Analyst
And dictation was 70?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
And dictation was 70 in the quarter and 48% for the year. I again remind you that those were, those were exceptionally strong numbers and I don’t want you to think of them as forward-looking.

Sean Boyd - West Cliff Capital Management - Analyst
Understood. The only other question is pro forma for the acquisition now. In terms of seasonality, should we expect to see — - we’ve obviously got the lower quarter here in December and then building from there. But in the future should September quarter be your peak quarter or should it be December? What should the seasonality of the combined business be?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
Well, we’ve only had one September since we became a September 30 fiscal year and so we don’t have a lot of history. And all I can do is give you an intelligent guess. It’s clear that by having the year end September 30 we do benefit in that quarter, the September 30 quarter, from the year end sales phenomena, the desire by organizations and sales account managers in particular to make their quotas and to achieve the recognition that goes with that. And previously that used to be the phenomena we experienced at the end of the December quarter and it now occurs in September. However, the December quarter is normally a strong quarter in and of itself because of other phenomena. Including, year end buying and in the small and medium — in the reseller channels consumer buying by — in the holiday season. So, I think what we will see — and again we only have one year. I think what we will see is to some extent a smoothing out of the previous seasonality we used to have. Which was a very strong December, disproportionately strong December with respect to other quarters. And more of an evenness in the quarters that reflects the growth throughout the year. But again I’m only speculating. I don’t know.

Sean Boyd - West Cliff Capital Management - Analyst
So your best guess right now is that you see — -?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
Our internal plan is that the September quarter will be our biggest quarter this year. Of that helps you.

Sean Boyd - West Cliff Capital Management - Analyst

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Okay. For ‘06?

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
Yes.

Sean Boyd - West Cliff Capital Management - Analyst
Okay. Great. Thank you.

Operator
Thank you, Mr. Boyd. And with that Mr. Ricci, Mr. Arnold, I will turn the call back to you. There are no further questions.

Paul Ricci - Nuance Communications, Inc. - Chairman and CEO
Again, we thank you all for joining us and we look forward to talking to you again at this time next quarter. Thank you.

Operator
Ladies and gentlemen, your host is making today’s conference available for digitized replay, it for two weeks starting at 8:00 p.m. Eastern Standard Time December 6, all the way through 11:59 p.m. December 20. To access AT&T’s executive replay service, please dial (800)475-6701. At the voice prompt enter today’s conference I.D. 804112. Internationally please dial (320)365-3844, again with the conference I.D. of 804112. And that does conclude our earnings call for this fourth quarter. Thank you very much for your participation as well as for using AT&T’s executive teleconference service. You may now disconnect.

The transcript of Nuance’s conference call and reconciliation contained herein disclose certain financial measures that may be considered non-GAAP financial measures because they exclude, as applicable, revenues and expenses associated with the acquisition of the former Nuance for the period following September 15, 2005; Nuance-related restructuring and other charges; and as applicable, non-cash taxes, interest and stock-based compensation, amortization of intangible assets, and other charges. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Management believes that these non-GAAP financial measures present a useful measure of our operating performance because they exclude identified non-cash and restructuring charges. Management uses these measures for evaluating historical performance and for forecasting and planning for future periods. These measures, however, should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with generally accepted accounting principles. The non-GAAP measures included in our press release have been reconciled to the nearest GAAP measure.
Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
(in 000’s, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2005	2004	2005	2004
GAAP Total revenue	$61,883	$42,004	$232,388	$177,778
Former Nuance revenue	(2,118)	—	(2,118)	—

Total Non-GAAP revenue	$59,765	$42,004	$230,270	$177,778

GAAP net income (loss)	$(7,716)	$(6,154)	$(5,417)	$(8,043)
Cost of revenue from amortization of intangible assets	1,774	2,810	9,034	11,466
Amortization of other intangible assets	1,105	664	3,836	2,818
Restructuring and other charges	4,485	—	7,223	1,428
Non-cash stock based compensation	858	451	2,792	1,476
Non-cash interest expense	251	—	889	199
Non-cash taxes	4,410	165	5,418	1,179
Former Nuance related expense (see following table)	1,968	—	1,968	—
Redundant costs associated with Independent Accountants (G&A)	—	400	—	400
Costs associated with Speechworks restatement (G&A)	250	1,321	539	1,321

Non-GAAP net income (loss)	$7,385	$(343)	$26,282	$12,244

Non-GAAP net income (loss) basic:	$0.06	$(0.00)	$0.24	$0.12

Non-GAAP net income (loss) diluted:	$0.06	$(0.00)	$0.22	$0.11

Shares used in computing non-GAAP net income (loss) per share:

Weighted average common shares: basic	118,816	104,604	109,540	103,604

Weighted average common and common equivalent shares: diluted	128,616	112,384	119,111	112,537

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in 000’s, except per share amounts)
Unaudited

	Three months ended
	September 30, 2005
	Combined	Nuance	Former Nuance
Product licenses	$45,479	$44,702	$777
Professional services	16,404	15,063	1,341

Total revenue	61,883	59,765	2,118

Costs and expenses:
Cost of product licenses	5,608	5,519	89
Cost of professional services	10,045	9,489	556
Cost of revenue from amortization of intangible assets	1,890	1,774	116

Total costs of revenue	17,543	16,782	761
% of revenue	28%	28%	36%

Gross Margin	44,340	42,983	1,357
% of revenue	72%	72%	64%

Research and development	9,725	9,408	317
% of revenue	16%	16%	15%
Selling and marketing	21,132	20,136	996
% of revenue	34%	34%	47%
General and administrative	9,711	8,055	1,656
% of revenue	16%	13%	78%
Amortization of other intangible assets	1,253	1,105	148
% of revenue	2%	2%	7%
Stock based compensation	1,062	858	204
% of revenue	2%	1%	10%
Restructuring and other charges	4,485	4,485	—
% of revenue	7%	8%	0%

Total operating expenses	47,368	44,048	3,323
% of revenue	77%	74%	157%

Income (loss) from operations	(3,028)	(1,065)	(1,966)
% of revenue	-5%	-2%	-93%

Other income (expense), net	(179)	(177)	(2)

% of revenue	0%	0%	0%

Income (loss) before income taxes	(3,207)	(1,242)	(1,968)
% of revenue	-5%	-2%	-93%

Provision for income taxes	4,509	4,509	0

% of revenue	7%	8%	0%

Net income (loss)	$(7,716)	$(5,751)	$(1,968)

% of revenue	-12%	-10%	-93%

Fiscal Year 2006
Net Income Per Share Guidance

	Twelve months ended
	September 30, 2006
	Low	High
Total revenue	$315,000	$325,000

GAAP net income (loss), per share	$0.14	$0.16
Cost of revenue from amortization of intangible assets, per share	$0.05	$0.05
Amortization of intangible assets, per share	$0.05	$0.05
Stock based compensation, per share	$—	$—
Non-cash interest expense, per share	$0.00	$0.00
Non-cash taxes, per share	$0.05	$0.05

Non-GAAP net income, per share	0.29	0.31

Shares used in computing non-GAAP net income (loss) per share:

Weighted average common and common equivalent shares: diluted	178,000	178,000

GAAP: First Quarter 2006
  Net Income Per Share Guidance

	Three months ended
	December 31, 2005
	Low	High
Total revenue	$73,000	$77,000

GAAP net income (loss), per share	$(0.02)	$(0.01)
Cost of revenue from amortization of intangible assets, per share	$0.01	$0.01
Amortization of intangible assets, per share	$0.01	$0.01
Stock based compensation	$—	$—
Restructuring and other charges, per share	$—	$—
Non-cash interest expense	$0.01	$0.01
Non-cash taxes	$0.00	$0.01
Former Nuance related expense	$0.03	$0.03

Non-GAAP net income (loss)	0.04	0.06

Shares used in computing non-gaap net income (loss) per share:

Weighted average common shares: basic	170,000	170,000

Weighted average common and common equivalent shares: diluted	170,000	170,000

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
Statements in this document regarding Nuance’s expectations for fiscal 2006 and any other statements about Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses, inventory and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; the ability of Nuance’s to successfully integrate operations and employees; the ability to realize anticipated synergies from acquired businesses; and the other factors described in Nuance’s Annual Report on Form 10KT for the year ended September 30, 2004 and Nuance’s most recent quarterly report filed with the SEC. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.